Exhibit 12

PARKER-HANNIFIN CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands)

	Nine months Ended March 31,				Fiscal Year Ended June 30,
	2009		2008		2008		2007		2006		2005		2004
EARNINGS
Income from continuing operations before income taxes	$617,137		$971,706		$1,326,524		$1,159,282		$899,958		$738,271		$472,956
Adjustments:
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	85,026		72,202		96,572		80,053		71,100		62,482		67,183
Amortization of deferred loan costs	1,753		1,244		1,793		1,511		1,888		1,457		2,293
Portion of rents representative of interest factor	26,534		21,750		35,378		29,000		25,609		21,507		21,213
Minority interests in consolidated subsidiaries	2,751		5,637		8,048		7,181		1,532		1,856		2,479
(Income) loss of equity investees	(1,532)		3,084		2,596		1,059		(161)		(1,935)		(176)
Amortization of previously capitalized interest	196		215		278		282		304		280		291

Income as adjusted	$731,865		$1,075,838		$1,471,189		$1,278,368		$1,000,230		$823,918		$566,239

FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	$85,026		$72,202		$96,572		$80,053		$71,100		$62,482		$67,183
Capitalized interest							436		178
Amortization of deferred loan costs	1,753		1,244		1,793		1,511		1,888		1,457		2,293
Portion of rents representative of interest factor	26,534		21,750		35,378		29,000		25,609		21,507		21,213

Fixed charges	$113,313		$95,196		$133,743		$111,000		$98,775		$85,446		$90,689

RATIO OF EARNINGS TO FIXED CHARGES	6.46	x	11.30	x	11.00	x	11.52	x	10.13	x	9.64	x	6.24	x